Exhibit 3.2

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:19 AM 05/18/2010
FILED 10:17 AM 05/18/2010
SRV 100521603 — 2631063 FILE
CERTIFICATE OF AMENDMENT TO
THE RESTATED CERTIFICATE OF INCORPORATION OF
COMMUNITY HEALTH SYSTEMS, INC.
Pursuant to Section 242 of the
General Corporation Law of the State of Delaware
     Community Health Systems, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:
     1. Paragraphs B, C, D and E of Article FIFTH of the Restated Certificate of Incorporation of the Corporation are hereby amended and restated in their entirety to read as follows:
     B. ELECTION AND TERMS OF DIRECTORS. Commencing at the annual meeting of stockholders in calendar year 2010 (the “2010 Annual Meeting”), the directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be elected annually for a term of office of one year, except that any director in office at the 2010 Annual Meeting whose term expires at the annual meeting of stockholders in calendar year 2011 or calendar year 2012 shall continue to hold office until the end of the term for which such director was elected and until such director’s successor shall have been elected and qualified. At each annual meeting of stockholders beginning in 2012, all directors shall be elected for a term of office to expire at the next succeeding annual meeting of stockholders after their election, and shall continue to hold office until their respective successors are elected and qualified.
     C. NEWLY-CREATED DIRECTORSHIPS AND VACANCIES. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause shall, unless otherwise provided by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, even if less than a quorum is then in office, or by the sole remaining director, and shall not be filled by stockholders. Directors elected to fill a newly created directorship or other vacancies shall hold office for the remainder of the full term and until such director’s successor has been elected and has qualified.

     D. REMOVAL OF DIRECTORS. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director elected prior to the 2010 Annual Meeting or any director appointed to fill a vacancy of any director elected prior to the 2010 Annual Meeting may be removed from office at any time, but only for cause, and any other director may be removed from office at any time, with or without cause, in each case at a meeting called for that purpose and only by the affirmative vote of the holders of at least a majority of the voting power of all issued and outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
     E. RIGHTS OF HOLDERS OF PREFERRED STOCK. Notwithstanding the foregoing provisions of this Article FIFTH, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the rights and preferences of such Preferred Stock as set forth in this Restated Certificate of Incorporation or in the resolution or resolutions of the Board of Directors relating to the issuance of such Preferred Stock.
     2. This amendment to the Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed and acknowledged by its duly authorized officer this 18th day of May, 2010.

Community Health Systems, Inc.
By:	/s/ Rachel A. Seifert
	Name:	Rachel A. Seifert
	Title:	Executive Vice President, Secretary and General Counsel